Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Charles A. Rowland, Jr.

Vice President, Chief Financial Officer

Phone (610) 321-6223

Robert A. Doody Jr.

Assistant Director, Investor Relations

Phone (610) 321-6290

Kristina M. Broadbelt (for media)

Associate Director, PR & Advocacy

Phone (610) 321- 2358

VIROPHARMA Incorporated Reports Fourth Quarter and Full Year

2010 Financial Results

- Company Achieves Record Quarter and Full Year Product Revenue; Annual Sales of

Cinryze® (C1 Esterase Inhibitor [Human]) Grow to $177 Million -

EXTON, PA, February 24, 2011 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the fourth quarter and year ended December 31, 2010.

In 2010, we

•	Achieved a record $439 million in annual net product sales, including $177 million in net sales of Cinryze® (C1 esterase inhibitor [human]);

•	Attained Non-GAAP adjusted net income of $157 million, representing 88 percent growth over the prior year; GAAP net income reached $126 million;

•	Delivered positive cash flows from operations of $194 million; and

•	Improved working capital to $561 million as of December 31, 2010, including cash, cash equivalents and short-term investments of $505 million;

Net sales were $121.6 million and $439.0 million for the fourth quarter and year ended December 31, 2010, respectively, as compared to $87.8 million and $310.4 million in the comparative periods of 2009, respectively. This represents 38 percent growth in the fourth quarter and 41 percent growth for the year in net product sales.

“2010 was an outstanding year for ViroPharma, and by focusing on the needs of our patients we were able to achieve excellent financial results,” stated Vincent Milano, ViroPharma’s chief executive officer. “I’m proud of the work that our team did in 2010 to improve the lives of patients suffering from life threatening illnesses including hereditary angioedema. Our work in 2011 will continue to build upon these efforts to foster brand loyalty by listening and responding to the needs of our patients, enhancing our patient support tools, providing an additional mode of administration of Cinryze, and globalizing the Cinryze experience. On that topic, I am pleased to announce that we have recently submitted our responses to our European MAA Day 180 questions, and remain confident in our ability to gain European approval in the first half of 2011. Additionally, our work will accelerate in 2011 toward expanding the use of C1 esterase inhibitor into other complement-mediated diseases.”

The Company is reporting both GAAP net income (loss) and Non-GAAP adjusted results for the three and twelve months ended December 31, 2010 and 2009. Non-GAAP adjusted net income is GAAP net income excluding (1) non-cash interest expense, (2) amortization related intangible assets acquired, and step up in inventory related to purchase accounting, (3) stock compensation expenses, and (4) certain non-recurring events such as the goodwill write off, impairment loss and gain on extinguishment of repurchased bonds. A reconciliation between GAAP and Non-GAAP adjusted net income is provided in the Selected Financial Information - Reconciliation of GAAP Net Income (loss) to Non-GAAP adjusted Net Income table included with this release.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP adjusted net income should not be viewed in isolation, or as a substitute for or superior to reported GAAP net income (loss). ViroPharma’s definition of non-GAAP financial measures may differ from others.

Non-GAAP adjusted net income in the three and twelve months ended December 31, 2010 was $45.6 million and $156.9 million, respectively, compared to $20.8 million and $83.6 million, respectively, for the same periods in 2009. The increase in adjusted net income for both periods is primarily due to the net effect of the Cinryze launch and lower research and development expenses, partly offset by increased cost of sales due to the increase in Cinryze sales volume and increased selling, general and administrative expense

The change between our GAAP net income of $125.6 million for the year ended December 31, 2010 from GAAP net loss of $11.1 million in the same period of 2009 was primarily the result of our increased net sales in 2010 and the goodwill impairment of $65.1 million in 2009. The change in GAAP net income in the three months ended December 31, 2010 compared to 2009 was driven primarily by the increase in product sales.

Operating Highlights

Cinryze net sales during the three and twelve months ended December 31, 2010 were $52.5 million and $176.8 million, respectively, a 46 percent and 82 percent increase over the respective periods in 2009 due to an increase in the number of patients receiving Cinryze. Vancocin net sales during the three and twelve months ended December 31, 2010 were $67.8 million and $259.6 million, respectively, or a 31 percent and 22 percent increase over the respective period in 2009 primarily due to net realized price growth during 2010, offset by lower sales volumes.

Cost of sales increased over the three and twelve month periods in the prior year by $6.0 million and $21.1 million, respectively, due to increased Cinryze volume partially offset by the impact of the step-up of inventory on 2009 cost of sales related to the acquisition of Lev. As part of our October 2008 purchase of Lev, we acquired Cinryze inventory which was recorded at fair value in purchase accounting. This fair value of inventory increased cost of sales for Cinryze during the year ended December 31, 2009 by $6.9 million.

Research and development costs decreased $12.5 million during 2010 from 2009 primarily as a result of the winding down our stem cell and liver transplant studies in 2009 in our maribavir program. Selling, general and administrative expenses increased $6.3 million during 2010 compared to 2009. The increase was driven by expenses related to building our European organization, increased marketing expenses, legal costs and compensation expense partly offset by decreased medical education expenses.

Our income tax expense was $75.3 million and $41.0 million for the year ended December 31, 2010 and 2009, respectively. The effective tax rate in 2010 was 37.5 percent compared to 137.0 percent in 2009. The effective tax rate in 2010 exceeded the federal statutory tax rate due to state income taxes and certain share-based compensation that is not tax deductible. The effective tax rate in 2009 exceeded the statutory tax rate because of a goodwill impairment charge which was not deductible for tax purposes and state income taxes, partially offset by an orphan drug credit.

Working Capital Highlights

At December 31, 2010, our working capital was $561.0 million compared to $406.4 million at the end of 2009 as we generated $193.5 million in cash flow from operations during 2010.

Looking ahead in 2011

ViroPharma is reiterating its guidance for the year 2011 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2011, ViroPharma expects the following:

•	Net Cinryze sales are expected to be $235 to $260 million.

•	Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be $170 to $190 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on February 24, 2011 at 9:00 a.m. Eastern. To participate in the conference call, please dial (888) 299-4099 (domestic) and (302) 709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until March 11, 2011.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes Cinryze® (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2011, our ability to continue to successfully commercialize Cinryze, our ability to complete manufacturing scale up procedures, and receive regulatory approvals in the time frames anticipated, our ability to manufacture specified quantities of Cinryze utilizing the existing manufacturing process or additional manufacturing procedures; our ability to develop life cycle management plans for Cinryze, including designing and commencing clinical studies for additional indications, and pursuing regulatory approvals in additional territories; and our ability to conduct additional studies in the timeframes we anticipate and generate positive results with a Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories including the EU in the timeframes we anticipate or at all;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	our ability to increase manufacturing capacity for Cinryze and the timing and results thereof;

•	our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the availability of third party payer reimbursement for Cinryze patients;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the timing of regulatory submissions and approvals, including the timing of the EMEA’s review of our MAA for Cinryze;

•	the impact of recent healthcare reform legislation;

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•

the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories, including in Europe. In addition, approval of a competing product which has been granted orphan drug designation in Europe could prevent Cinryze from reaching the market for acute treatment of HAE. There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as such we cannot assure you that the industrial scale process will be considered by the FDA to be equivalent to our existing manufacturing process. The FDA may view the data regarding equivalence of the industrial scale manufacturing process as insufficient or inconclusive, request additional data, require additional conformance batches, delay any decision past the time frames anticipated by us, or deny the approval of the industrial scale manufacturing process. If the manufacturing capacity expansion projects at Sanquin are delayed, or do not result in the capacity we anticipate, if Sanquin cannot obtain necessary regulatory approvals for the contemplated facility expansions in the time frames we anticipate or if we are not able to manufacture the anticipated volume of product at the existing scale, we may not be able to satisfy patient demand. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2010, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations:

	Three months ended December 31,		Twelve months ended December 31,

(in thousands, except per share data)	2010	2009	2010	2009
	(unaudited)

Revenue:
Net product sales	$121,623	$87,835	$439,012	$310,449

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	17,934	11,948	61,288	40,214
Research and development	10,460	8,925	39,613	52,083
Selling, general and administrative	24,334	21,174	95,664	89,316
Intangible amortization	7,084	6,751	29,357	28,183
Goodwill impairment	—	—	—	65,099
Impairment loss	—	3,424	—	3,424
Other operating expenses	858	—	1,390	—

Total costs and expenses	60,670	52,222	227,312	278,319

Operating income	60,953	35,613	211,700	32,130

Interest income	140	37	372	352
Interest expense	(2,960)	(2,805)	(11,616)	(11,609)
Other (loss) income, net	(905)	—	430	—
Gain on long-term debt repurchase	—	—	—	9,079

Income before income tax expense	57,228	32,845	200,886	29,952
Income tax expense	19,762	20,831	75,278	41,029

Net income (loss)	$37,466	$12,014	$125,608	$(11,077)

Basic net income (loss) per share	$0.48	$0.16	$1.61	$(0.14)

Diluted net income (loss) per share	$0.43	$0.15	$1.47	$(0.14)

Shares used in computing net income (loss) per share
Basic	78,049	77,442	77,820	77,423

Diluted	90,934	78,394	90,081	77,423

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income (loss) to Adjusted Net Income

An itemized reconciliation between net income (loss) and adjusted net income on a non-GAAP basis is as follows:

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2010	2009	2010	2009
	(unaudited)		(unaudited)

GAAP net income (loss)	$37,466	$12,014	$125,608	$(11,077)
Adjustments:
Non-cash interest expense	1,944	1,804	7,517	7,291
Intangible amortization	7,084	6,751	29,357	28,183
Step-up of inventory	112	—	896	6,913
Stock compensation	2,817	2,438	11,176	11,817
Contingent consideration expense	858	—	1,390	—
Goodwill impairment	—	—	—	65,099
Impairment loss	—	3,424	—	3,424
Gain on long-term debtre purchase	—	—	—	(9,079)
Tax effect of the above	(4,663)	(5,623)	(19,089)	(18,934)

Non-GAAP adjusted net income	$45,618	$20,808	$156,855	$83,637

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income (loss):

1. Non-GAAP adjusted net income excludes certain non-cash interest expense resulting from the change in the method of accounting for our convertible notes which became effective in 2009. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items include charges related to amortization and step up in inventory related to purchase accounting arising from acquisitions and changes in the fair value of future contingent consideration related to our acquisition of Auralis Limited.

3. Stock option expense: Non-GAAP adjusted net income excludes the impact of our stock compensation expense. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

4. Other items: Non-GAAP net income excludes other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income, goodwill write-off and gain on extinguishment of repurchased bonds are excluded.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data

(in thousands)	December 31, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$426,732	$331,672
Short-term investments	78,439	—
Deferred income taxes	13,744	20,065
Total current assets	633,141	446,364
Intangible assets, net	619,712	618,510
Goodwill	6,228	—
Total assets	1,287,574	1,084,451

Liabilities and Stockholders’ Equity
Total current liabilities	72,122	39,989
Deferred tax liabilities	176,111	152,503
Long-term debt	145,743	138,614
Total liabilities	396,439	334,064
Total stockholders’ equity	891,135	750,387
Total liabilities and stockholders’ equity	1,287,574	1,084,451

Statement of Cash Flows:

	Years Ended
(in thousands)	December 31, 2010	December 31, 2009

Net cash provided by operating activities	$193,517	$84,779
Net cash used in investing activities	$(101,934)	$(8,929)
Net cash provided by (used in) financing activities	$3,565	$(20,454)